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                                                                    Exhibit 3.19

                          REGISTRATION RIGHTS AGREEMENT


                  THIS REGISTRATION RIGHTS AGREEMENT is made as of the ________ day of February 1997, by and among Food Extrusion, Inc., a Nevada corporation (the "Company"), and Monsanto Company, a Delaware corporation ("Monsanto").

                                R E C I T A L S:

          A. The Company and Monsanto have entered into that certain letter agreement dated as of October 31, 1996, as amended by Addendum No. 1 (together, "the Letter Agreement") which grants Monsanto certain registration rights with respect to shares of the Company's Common Stock issued to Monsanto upon conversion of that certain promissory note dated as of November 1, 1996, payable by the Company to Monsanto (the "Note").


          B. The Company and Monsanto wish to set forth the registration rights and certain other rights of Monsanto with respect to such shares of Common Stock in this Agreement.

          NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

               1. Registration Rights. The Company covenants and agrees as follows:

                    1.1 Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

                         (a)  "Securities  Act" shall mean the Securities Act of
1933, as amended, or any similar federal statute and the rules and regulations of the Securities and Exchange Commission ("SEC") thereunder, all as the same may be in effect at that time;

                         (b)   The   terms    "Register",    "Registered"    and
"Registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement or document;

                         (c)  "Registrable  Securities"  shall  mean any  Common
Stock of the Company issued to Monsanto (or any successor or assignee thereof) upon full or partial conversion of the Note; provided, however, that such shares shall no longer be treated as Registrable Securities if (i) they have been sold through a broker or dealer or underwriter in a public distribution or (ii) they have been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act so that all transfer restrictions and restrictive legends with respect thereto are removed upon consummation of such sale.

                         (d)  "Holder"  shall  mean  Monsanto  or any person who
holds outstanding Registrable Securities which have not been sold to the public, but only if such person is an assignee or transferee thereof in accordance with
Section 3 hereof;

                         (e)  "Registration  Expenses"  shall mean all  expenses
incurred by the Company in complying with Sections 1.2 and 1.3 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration.

                         (f)   "Selling    Expenses"   shall   mean   fees   and
disbursements of counsel for the Holder or Holders and all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holder.

                         (g) "Exchange Act" shall mean the  Securities  Exchange
Act of 1934, as amended, or any similar federal statute and the rules and regulations of the SEC thereunder, all as the same may be in effect at that time.

                    1.2 Request for Registration.

                         (a) If the Company shall receive at any time, a written
request from a Holder or Holders that the Company file a registration statement under the Securities Act covering the registration of at least fifty percent (50%) of the Registrable Securities then outstanding (or a lesser percentage of such Registrable Securities provided that the Registrable Securities sought to be registered have an anticipated aggregate offering price, net of underwriting discounts and commissions, of at least $1 million), then the Company shall, within ten (10) days of the receipt thereof, give written notice of such request to all other Holders, if any, and shall, as soon as practicable and subject to the limitations of Section 1.2(b), use its best efforts to effect the registration under the Securities Act of all Registrable Securities which such Holder requests to be registered within twenty (20) days of the mailing of such notice by the Company.

                         (b) If such Holder or Holders  intend to distribute the
Registrable Securities covered by the request by means of an underwriting, such Holder or Holders shall so advise the Company as a part of the request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(a). In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Holders, such Holder and the Company) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Holders, but subject to the Company's reasonable approval. Notwithstanding any other provision of this
Section 1.2, if the underwriter advises the Holder or Holders and the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then such Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that, in the event of any such allocation, the Holders may withdraw their request for registration, and such withdrawn request shall not constitute a request hereunder and, anything contained in Section 1.6 to the contrary notwithstanding, the Company shall pay all Registration Expenses in connection therewith.

                         (c) The  Company is  obligated  to effect  only one (1)
such registration pursuant to this Section 1.2.

                         (d) Notwithstanding the foregoing, if the Company shall
furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than one hundred twenty
(120) days after receipt of the request of Holder.

                         (e)  The  Company  shall  not be  required  to  cause a
Registration Statement requested pursuant to this Section 1.2 to become effective prior to one hundred twenty (120) days following the effective date of a Registration Statement initiated by the Company if the request for registration has been received by the Company subsequent to the giving of written notice by the Company pursuant to Section 1.3 and the Company-initiated registration statement is declared effective not more than one hundred twenty
(120) days from the giving of such notice.

                    1.3 Company Registration.

                         (a) If  (but  without  any  obligation  to do  so)  the
Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holder or Holders) any of its stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan, or a registration relating to a Rule 145 transaction or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities) the Company shall, each such time, promptly give the Holder or Holders written notice of such registration. Upon the written request of any Holder given within twenty (20) days after mailing of such notice by the Company, the Company shall, subject to the provisions of Section 1.3(b), cause to be registered under the Securities Act all of the Registrable Securities that such Holder has requested to be registered.

                         (b)  In  connection  with  any  offering  involving  an
underwriting of shares, the Company shall not be required under this Section 1.3 to include any of Holder's or Holders' Registrable Securities in such underwriting unless such Holders accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Company or the Company's shareholders demanding such registration. If the total amount of Registrable Securities that such Holders request to be included in such offering exceeds (when combined with the securities being offered by the Company or its shareholders demanding such registration) the amount of securities that the underwriters reasonably believe compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such Registrable Securities which the underwriters believe will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling Holders, if more than one, according to the total amount of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by such selling Holders).

                    1.4 Obligations of the Company. Whenever required under this
Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously and as reasonably possible:

                         (a)  Prepare  and  file  with  the  SEC a  registration
statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days.

                         (b) Prepare and file with the SEC such  amendments  and
supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

                         (c)  Furnish  to  Holder,  such  numbers of copies of a
prospectus,   including  a  preliminary  prospectus,   in  conformity  with  the
requirements of the Securities Act, and such other documents as it may reasonably request in order to facilitate the disposition of Registrable Securities owned by it.

                         (d) Use its best  efforts to  register  and qualify the
securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by Holder, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdiction.

                         (e) In the event of any  underwritten  public offering,
enter into and perform its obligations under an under-writing agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                    1.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 that the selling Holder or Holders , shall furnish to the Company such information regarding itself or themselves, the Registrable Securities held by it or them, and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

                    1.6 Expenses of Registration. All Registration Expenses incurred in connection with any registration, filing, qualification or compliance pursuant to this Section 1 shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of Holder or, if more than one, Holders of a majority of the Registrable Securities to be registered, unless Holder or, if more than one, Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2. Unless otherwise stated, all Selling Expenses relating to securities registered by Holder or, if more than one, Holders, shall be borne by the holders of such securities pro rata on the basis of the number of shares so registered.

                    1.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

               2. Indemnification. In the event any Registrable Securities are included in a registration statement under Section 1:

                         (a) To the extent  permitted  by law,  the Company will
indemnify and hold harmless each Holder, the officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any who controls such Holder or underwriter within the meaning of the Securities Act or Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will reimburse each such Holder, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action, provided, however, that the indemnity agreement contained in this Section 2(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

                         (b) To the extent permitted by law, each selling Holder
will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter (within the meaning of the Securities Act) for the Company or such other Holders, any person who controls such underwriter, and any other Holder selling securities in such registration statement or any of its directors or officers or any person who controls such Holder, against any losses, claims, damages, or liabilities (joint or several) to which the Company or any such director, officer, controlling person, or underwriter or controlling person, or other such Holder or director, officer or controlling person may become subject, under the Securities Act, the Exchange Act or other federal or state law insofar as such losses, claims damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration, and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or controlling person, other Holder, officer, director, or controlling person in connection with investigating or defending any such loss, claim damage, liability, or action, provided, however, that the indemnity agreement contained in this Section 2(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder.

                         (c)  Promptly  after  receipt by an  indemnified  party
under this Section 2 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2, notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to notify an indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2, but the omission so to notify the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.

               3. Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to Section 1 may be assigned by a Holder to a transferee or assignee of not less than 500,000 shares of such Registrable Securities (appropriately adjusted for stock splits, combinations, recapitalizations and the like), provided that (i) such transfer may otherwise be effected in accordance with applicable securities laws, (ii) such transferee or assignee is reasonably acceptable to the Company and (iii) such transfer or assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act.

               4. "Market Stand-off" Agreement. Each Holder hereby agrees that it shall not, to the extent requested by the Company and an underwriter of Common Stock (or other securities) of the Company sell or otherwise transfer or dispose of any Registrable Securities during a minimum of one hundred and eighty
(180) days following the effective date of a registration statement of the Company filed under the Securities Act which covered Registrable Securities (irrespective of whether any Registrable Securities were registered in such registration statement either because the Registrable Securities were cut back by the underwriter in accordance with Section 1.3(b) hereof, or because the Holder declined to participate in the registration), or such other longer period as may be required by the underwriters.

               In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such one hundred and eighty (180) day period or such other longer period as may be required by the underwriters.

               5. Miscellaneous.

                    5.1 This Agreement constitutes the entire agreement between the Company and Monsanto with respect to the subject matter hereof. Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, successors, administrators, executors and assigns of the parties hereto.

                    5.2 Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or five (5) days after deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified as follows: if to the Company, to the Company's Chief Executive Officer at the Company's principal executive office, and if to Monsanto, at the address indicated for Monsanto below Monsanto's signature, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

                    5.3 This Agreement and the rights and obligations included herein may hereafter be amended by the written consent of the Company and the holders of a majority of the shares entitled to the rights being amended.

                    5.4  This   Agreement   may  be  executed  in  one  or  more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                    5.5 This Agreement shall be governed in all respects by the laws of the State of California applicable to contracts entered into and wholly to be performed within the State of California by California residents.

                    IN WITNESS WHEREOF, the undersigned or each of their respective duly authorized officers or representatives have set their hands as of the date set forth above.

"MONSANTO"                                 "THE COMPANY"

MONSANTO COMPANY                           FOOD EXTRUSION, INC.

By:  /s/Verfaillie                         By:  /s/ D.L. McPeak
   ------------------                         ------------------
Hendrik A. Verfaillie                      Daniel L. McPeak
Title: Executive Vice President            Chairman and Chief Executive Officer
Address:                                   Address:
  800 N. Lindbergh Blvd.                     1241 Hawk's Flight Court
  St. Louis, MO  63167                       El Dorado Hills, CA 95762